Exhibit 99.1

Cross Country Healthcare Announces Agreement to Sell Its Education Business

BOCA RATON, Fla.--(BUSINESS WIRE)--July 29, 2015--Cross Country Healthcare, Inc. (Nasdaq:CCRN) announced today it has entered into an agreement to sell its Cross Country Education business to PESI, Inc. for $8 million (subject to a net working capital adjustment), plus potential additional consideration of $500 thousand. Consummation of the transaction is subject to certain closing conditions and is expected to be completed in the third quarter of 2015. The Company intends to use the net proceeds from this transaction to finance further investments for revenue growth including future acquisitions, to implement and finance its strategic objectives, to reduce debt and for general business purposes.

"Selling this business is a logical next step in executing our stated strategy as we concentrate our resources on our core staffing and workforce solutions businesses," said William J. Grubbs, President and Chief Executive Officer of Cross Country Healthcare, Inc. “I want to thank the employees of Cross Country Education for their services, and I am very pleased we could find them an outstanding new home as part of the PESI team," added Mr. Grubbs.

About Cross Country Healthcare

Cross Country Healthcare, Inc., headquartered in Boca Raton, Florida, is a national leader in providing leading-edge healthcare workforce solutions. Our solutions are geared towards assisting our clients solve labor cost issues while maintaining high quality outcomes. With more than 30 years of experience, we are dedicated to placing highly qualified nurses and physicians as well as allied health, advanced practice, clinical research, and case management professionals. We provide both retained and contingent placement services for physicians, as well as retained search services for healthcare executives. We have more than 6,000 active contracts with a broad range of clients, including acute care hospitals, physician practice groups, nursing facilities, rehabilitation and sports medicine clinics, government facilities, as well as nonclinical settings such as homecare and schools. Through our national staffing teams and network of more than 70 branch office locations, we are able to place clinicians for travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed services programs (MSP), workforce assessments, internal resource pool consulting and development, electronic medical record (EMR) transition staffing and recruitment process outsourcing.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

CONTACT:
Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President and Chief Executive Officer
wgrubbs@crosscountry.com